Exhibit 10.8

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated April 28, 2008, by and between Polypore International, Inc. (the “Company”), and Robert B. Toth (the “Executive”) is entered into as of this December 18, 2008, to be effective as of the date hereof.

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, each of the Company and the Executive wishes to amend the Employment Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows (with terms not otherwise defined in this Amendment having the same meaning as set forth in the Employment Agreement):

1.             The last sentence of Section 4 is hereby replaced in its entirety to read as follows:

“Each Annual Bonus, to the extent earned with respect to a given fiscal year, shall be paid to Executive no later than March 15 of the year after the year to which such Annual Bonus relates.”

2.             Section 8(b)(ii)(B) is hereby amended in its entirety to read as follows:

“Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at the same time such Annual Bonus would have been paid pursuant to Section 4 of this Agreement had such termination not occurred;”

3.             Section 8(c)(ii)(D) is hereby amended in its entirety to read as follows:

“Continuation of medical benefits for Executive (as applicable) and his covered dependents, at the same cost paid by Executive (and his dependents, as applicable) immediately prior to the date of such termination, with the Company-provided portion of any applicable insurance premium to be paid directly to the medical insurance carrier on a monthly basis, until the earlier of (x) the twenty-four (24) month anniversary of the date of such termination and (y) the date Executive and/or his dependents elect to cease continuation of such benefits.”

4.             Section 8(c)(ii)(B) is hereby amended in its entirety to read as follows:

“Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at the same time such

Annual Bonus would have been paid pursuant to Section 4 of this Agreement had such termination not occurred;”

5.             Section 8(c)(ii)(D) is hereby amended by inserting the following immediately after the last word thereof:

“, such continuation to be provided during such period either on an in-kind basis by means of direct payments by the Company to the person providing such benefits to the Executive or by means of reimbursement payments to the Executive, in either case pursuant to the payment or reimbursement schedule relating to such benefits applicable upon such termination of Executive’s employment”

6.             Section 8(d) is hereby amended by inserting the following immediately after the last word thereof:

“, payable at the same time such Annual Bonus would have been paid pursuant to Section 4 of this Agreement had such termination not occurred”

7.             Section 13 is hereby added to Employment Agreement and shall read as follows:

“13.  Section 409A Compliance.

a. Benefits Continuation.  To the extent that (i) this Agreement provides for continuation of medical, dental, and/or hospitalization benefits following Executive’s termination of employment, (ii) such benefits are provided to Executive through a Company self-insured arrangement, and (iii) Executive qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”)), (x) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to paid by Executive (the “Taxable Cost”), and, as such, Executive’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (y) on the last payroll date of each calendar year during which any health benefits are provided pursuant to this Agreement, Executive shall receive an additional payment, such that, after payment by the Executive of all federal, state, local, and employment taxes imposed on Executive as a result of the inclusion of the portion of the Taxable Cost in income during such calendar year, Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount equal to such taxes as Executive is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar year.

b. Payments in Installments.  To the extent that this Agreement provides for any payments of nonqualified deferred compensation (within the meaning of Section 409A of the Code) to be made in installments (including, without limitation, any severance payments), each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

c. Reimbursements; In-Kind Benefits. To the extent that any right to reimbursement of expenses or payment of any in-kind benefit under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d. Payments Upon Termination of Employment.  With respect to payments of nonqualified deferred compensation payable upon a termination of employment pursuant to the terms of Section 8(b), (c), and (d) of this Agreement, each reference to a termination of Executive’s employment in such sub-section (and each such reference elsewhere in the Agreement that cross-refers to any such sub-section) shall be deemed to refer to Executive’s “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

e. Delay of Certain Payments for Specified Employees.  Notwithstanding anything herein to the contrary, any payment of nonqualified deferred compensation (within the meaning of Section 409A of the Code) that is otherwise required to be made to the Executive hereunder upon Executive’s separation from service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.”

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Michael Graff
Name: Michael Graff
Title:

ROBERT B. TOTH

/s/ Robert B. Toth